Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150982 on Form S-8 of our reports dated February 25, 2010 relating to (1) the 2009 financial statements of Southern Copper Corporation, (2) the 2009 financial statement schedules of Southern Copper Corporation,  and (3) the effectiveness of Southern Copper Corporation’s internal control over financial reporting as of December 31, 2009, appearing in this Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2009.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member firm of Deloitte Touche Tohmatsu

C.P.C. Arturo Vargas Arellano

Mexico City, Mexico

February 25, 2010